                                                                    EXHIBIT 10.4

[LETTER HEAD OF TAMBRANDS]

May 31, 1994



Mr. Edward T. Fogarty
Tambrands Inc.
777 Westchester Avenue
White Plains, New York  10604

                               Stock Option Agreement
                               ----------------------

Dear Mr. Fogarty:

We are pleased to inform you that, effective May 31, 1994, you have been granted Options to purchase 125,000 shares of Common Stock of the Company (the "Options") pursuant to the Tambrands Inc. 1991 Stock Option Plan (the "Plan"). The Options are not intended to be "incentive stock options" as that term is defined in section 422 of the Internal Revenue Code.

This letter will confirm the following agreement between you and the Company pursuant to the Plan, a copy of which is attached hereto and made a part hereof. Capitalized words used in this letter are as defined in the Plan. The Options may be exercised upon the terms and conditions of the Plan, as supplemented by this agreement, and not otherwise.

1.   Number and Price of Options
     ---------------------------

     You shall have Options to purchase from the Company 125,000 shares of Common Stock of the Company at the per share prices determined in accordance with the following schedule:

          Number of Shares    Price Per Share
          ----------------    ---------------
          60,000              $35.50
          21,666              $45.00
          21,667              $50.00
          21,667              $55.00

2.   Exercisability Dates
     --------------------

     Except as otherwise provided by this paragraph 2 or paragraph 4 hereof or under Sections 6(a)(iv) and 7 of the Plan, the Options granted to you hereby shall become exercisable as follows:

                Number of Shares at Each                    Date
                     Exercise Price                     Exercisable
                ------------------------                ------------

      $35.50        $ 45.00      $ 50.00   $ 55.00
                    -------      -------   -------

      20,000          7,222        7,222     7,222      May 31, 1995
      20,000          7,222        7,222     7,222      May 31, 1996
      20,000          7,222        7,223     7,223      May 31, 1997
- - --------------      -------      -------   -------
      60,000         21,666       21,667    21,667

     Upon (i) your death while an employee of the Company, (ii) your retirement
           -                                                --
     at or after age 65 or your early retirement (with the Committee's consent) or (iii) the termination of your employment by reason of disability (within
         ---
     the meaning of section 22(e)(3) of the
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                                                                          Page 2


Mr. E.T. Fogarty
May 31, 1994

     Internal Revenue Code), all Options shall immediately become exercisable.

     All Options that have become exercisable may be exercised, and if exercised in part, the unexercised Options shall remain outstanding and exercisable according to their terms, through the end of their period of exercisability as described in paragraph 3 hereof.

3.   Termination of Options That Have Become Exercisable
     ---------------------------------------------------

     Any unexercised Options shall in all events terminate on May 31, 2004. Any unexercised Options that have not previously terminated shall terminate prior to May 31, 2004 upon the expiration of (i) five years after any termination of employment due to your retirement at or after age 65 or your early retirement (with the Committee's consent), your death while an employee of the Company or the termination of your employment by reason of disability (as defined in paragraph 2 hereof) (each, a "Special Termination") or (ii) three months after any termination of employment for any reason other than a Special Termination. Notwithstanding the foregoing, any unexercised Options shall terminate immediately upon (i) the termination of your employment by you in violation of any agreement between you and the Company, (ii) the termination of your employment for cause (as defined in Section 7(c) of the Plan) or (iii) the discovery by the Company after your separation from service that you had engaged in conduct that would have justified termination of your employment for cause.

     Notwithstanding anything else contained herein to the contrary, any Option that has not become exercisable in accordance with paragraph 2 or paragraph 4 hereof on or before the date your employment terminates shall terminate at the close of business on the date of your termination of employment.

4.   Acceleration of Exercisability on Change of Control
     ---------------------------------------------------

     Upon a Change of Control of the Company all Options not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time in accordance with the provisions of the Plan relating to periods of exercisability and to termination of employment.

5.   Nontransferability
     ------------------

     The Options shall not be transferable by you otherwise than by will or under the applicable laws of descent and distribution. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Option, or in the event of any levy upon any Option by reason of attachment or similar process, such Option shall immediately become null and void.

6.   Procedure for Exercise
     ----------------------

     Any exercise of Options shall be in writing addressed to the Secretary at the Company's general offices, and shall be substantially in the form attached hereto and, unless otherwise specified by the Committee, shall be accompanied by payment in immediately available U.S. funds or a certified check, bank draft or postal or express money order payable to the order of the Company, each in the amount of the purchase price of the shares covered by the exercise. Notwithstanding the foregoing, if the Committee shall on your written request permit payment of all

Mr. E.T. Fogarty
May 31, 1994

     or any portion of such purchase price through the delivery to the Company of shares of the Company's Common Stock, you shall deliver with the exercise form certificates for the appropriate number of such shares, valued at their then Fair Market Value, properly endorsed or accompanied by a properly completed stock power, with signature guaranteed in either case by a bank or stock exchange firm. Upon receipt of payment, the Company shall deliver to you as soon as practicable a certificate or certificates for the shares purchased. In connection with such exercise, the Company shall make such provisions as it deems necessary and appropriate to satisfy its obligation to withhold federal, state or local income taxes and other taxes incurred by reason of such exercise.

7.   Other Terms
     -----------

     All applicable terms and provisions of the Plan shall be deemed to be included herein by reference and shall be controlling in the event of any conflict or inconsistency between the Plan and this agreement.

Please indicate your acceptance of the terms and conditions of this agreement and of the Plan by signing and returning the enclosed copy of this letter.

Very truly yours,

Tambrands Inc.



By/s/Kevin J. Paradise
  -------------------------------------
 Kevin J. Paradise
 Vice President -
 Human Resources



Accepted:/s/Edward T. Fogarty
         ------------------------------
          (Optionee's Signature)


Date:        6/12/94
     -----------------------



Enclosures:
          1.  1991 Stock Option Plan
          2.  Form Letter for Option Exercise